Exhibit 99.1

Ondas Secures $3.5 million Investment in Ondas Autonomous Systems in Transaction Led by Ondas Chairman and CEO Eric Brock and Board Member Joe Popolo

Direct investment in Ondas Autonomous Systems (OAS) backed by investment companies of Joe Popolo, Board Member of Ondas, and Eric Brock, CEO and Chairman of Ondas and OAS

Initial investment to support OAS’ substantial growth opportunity in providing unmanned aerial security and intelligence to defense, security and critical infrastructure and industrial markets

BOSTON, MA / October 14, 2024 / Ondas Holdings Inc. (NASDAQ:ONDS) (“Ondas”, “Ondas Holdings” or the “Company”), a leading provider of private industrial wireless networks and commercial drone and automated data solutions, announced today that its wholly-owned subsidiary Ondas Autonomous Systems Inc. (“OAS”) has entered into an investment agreement with a private investor group, including Charles & Potomac Capital, LLC (“Charles & Potomac”) and Privet Ventures LLC (“Privet Ventures”), for an investment of $3.5 million in convertible notes of OAS. The investment in OAS will support OAS’ business expansion plan and deliver on the substantial growth opportunity in the defense, security, and critical infrastructure and industrial markets targeted by OAS’ Optimus and Iron Drone autonomous drone platforms.

“We are pleased to secure this initial investment to support the exceptional growth opportunities created by our OAS team across Airobotics and American Robotics,” said Eric Brock, Chairman and CEO of Ondas Holdings and OAS. “Indeed, we have a responsibility to now expand operations and accelerate growth at OAS to meet the urgent needs for security and intelligence for our critical military, government and industrial customers. I am personally investing $1.0 million in this transaction, via Privet Ventures, signaling my firm belief in the substantial value we are creating for all stakeholders including the investors in OAS and Ondas Holdings.”

“I believe Ondas is building, through OAS, an important defense and security technology company providing essential unmanned aerial security and intelligence capabilities to critical security markets,” said Joe Popolo, CEO of Charles & Potomac, and Board Member of Ondas Holdings. “This is evidenced by OAS’s recent success in securing $14.4 million in orders in the third quarter of 2024 via programs of record for both the Iron Drone Raider and Optimus System. This funding transaction is designed to ensure OAS has access to capital today, and in the future to properly fund the substantial opportunities ahead.”

Pursuant to the investment agreement, OAS will issue convertible notes for an aggregate of $3.5 million proceeds, subject to certain closing conditions. The convertible notes mature on September 30, 2025, and are convertible into securities of OAS in the future. The convertible notes will not convert into securities of Ondas Holdings. The investment will be funded by October 31, 2024.

For additional information regarding the investment in OAS, please see the Form 8-K to be filed by the Company tomorrow.

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless data solutions via Ondas Networks Inc. (“Ondas Networks”) and commercial drone solutions through Ondas Autonomous Systems Inc. via its wholly owned subsidiaries American Robotics, Inc. (“American Robotics” or “AR”) and Airobotics LTD (“Airobotics”), which we operate as a separate business unit called Ondas Autonomous Systems.

Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging commercial and government markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications.

Ondas Autonomous Systems Inc. (OAS) specializes in designing, developing, and marketing autonomous drone solutions via its two advanced drone platforms: the Optimus System, the world’s first FAA-certified small UAS (sUAS) for aerial security and data capture, and the Iron Drone Raider, a counter-drone system designed to combat hostile drones. Both platforms are highly automated, AI-powered, and capable of continuous, remote operation for critical defense, infrastructure, industrial, and government applications. American Robotics and Airobotics have achieved industry-leading regulatory milestones, including the first-ever FAA Type Certification for the Optimus System and the first drone system approved by the FAA for automated beyond-visual-line-of-sight (BVLOS) operations without an on-site human operator. Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

Ondas Networks, American Robotics and Airobotics together provide users in defense, homeland security, public safety and other critical industrial and government security and infrastructure markets with improved connectivity, situational awareness and data collection and information processing capabilities.

For additional information on Ondas Holdings, visit www.ondas.com or follow Ondas Holdings on X formerly known as Twitter and LinkedIn. For additional information on Ondas Networks, visit www.ondasnetworks.com or follow Ondas Networks on X and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on X and LinkedIn. For additional information on Airobotics, visit www.airoboticsdrones.com or follow Airobotics on X and LinkedIn. For additional information on Ondas Autonomous Systems, follow us on LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

Contacts

IR Contact for Ondas Holdings Inc.
888.350.9994
ir@ondas.com

Media Contact for Ondas
Preston Grimes
Marketing Manager, Ondas Holdings Inc.
preston.grimes@ondas.com